Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

Caution: Read Carefully

This Is A Release Of All Claims

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (“Agreement”) is voluntarily entered into as of the date(s) set forth below by and between the undersigned individual, August A. Cijan and Haynes International, Inc. (“Company”).

WHEREAS, Cijan and the Company previously entered into a Termination Benefits Agreement (the “Termination Benefits Agreement”) dated August 31, 2004, whereby the rights and obligations of Cijan and the Company in the event of a termination of employment under certain circumstances were set forth; and

WHEREAS, Cijan and the Company desire to supersede and make such Termination Benefits Agreement null and void and of no force or effect and to set forth the rights and obligations of the parties with respect to a termination of Cijan’s employment with the Company under the terms set forth in this Agreement; and

WHEREAS, Cijan and the Company have reached mutual agreement on the termination of Employee’s employment effective as of December 31, 2008 (“Separation Date”);

NOW, THEREFORE, in consideration of the mutual understandings, covenants, and the release contained in this Agreement, Company and Cijan hereby voluntarily agree as follows:

1.                                       Definitions.  Specific terms used in this Agreement have the following meanings: (a) words such as “I,” “me,” and “my” include both the undersigned and anyone who has or obtains any legal right or claims through me; and (b) “Company” means Haynes International, Inc., all of its past and present officers, directors, employees, trustees, parent corporations, agents, members, affiliates, insurers, any and all employee benefit plans (and any fiduciary of such plans) sponsored by such entities, and such each entity’s subsidiaries, predecessors, successors, and assigns, and all other entities, persons, firms, or corporations liable or who might be claimed to be liable, none of whom admit any liability to me, but all of whom expressly deny any such liability.

2.                                       My Claims.  The claims I am releasing (“My Claims”) include all of my rights to any relief of any kind from the Company, including without limitation, all claims I have now, whether or not I now know about the claims.  These claims, which I hereby release, include, but are not limited to the following:

(a) all claims relating to my employment with Company, or the termination of that employment, including, but not limited to, any claims arising under the Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Age Discrimination in Employment Act (“ADEA”); the Older Worker Benefits Protection Act (“OWBPA”); the Employee Retirement Income Security Act; the Family and Medical Leave Act (“FMLA”); the Americans with Disabilities Act; the applicable state civil rights laws; and/or any other federal, state or local law;

(b) all claims under any principle of common law or equity, including but not limited to, claims for alleged unpaid compensation or any other monies; commissions; any tort; breach of contract; and any other allegedly wrongful employment practices; and

(c) all claims for any type of relief from the Company, including but not limited to, claims for damages, costs and attorney’s fees.

In addition to these claims being released, I acknowledge that I have not suffered any physical or mental injuries arising out of my employment with Company or the termination of that employment.

3.                                         Termination Benefits Agreement and Any Other Agreement Superseded; All Claims Released.  I understand and agree that this Agreement constitutes the entire agreement between me and the Company with regard to the subject matter covered and that any rights, benefits and obligations upon termination of my employment shall be governed solely and exclusively by this Agreement and that any rights, benefits or obligations of any kind under the Termination Benefits Agreements or any other agreement of any kind which purports to set forth terms or conditions regarding my separation from employment or providing any payment, benefits or rights in connection with a termination of my employment are null and void and are of no force or effect.  This Agreement is intended to and will completely replace and supersede the Termination Benefits Agreement and any other termination, separation or severance agreement and all prior understandings or arrangements, oral or written, previously entered into or agreed between me and the Company.  By signing this document I release and discharge the Company from any and all claims, causes of action, demands, lawsuits or other matters of any kind whatsoever, known or unknown, directly or indirectly related to the Termination Benefits Agreement.

4.                                         Severance Plan Not Applicable; All Claims Released.  I understand and agree that any rights, benefits and obligations upon termination of my employment shall be governed solely and exclusively by this Agreement and that any rights, benefits or obligations of any kind that are or could have been available to me under the Company’s Severance Plan are superseded by this Agreement and that I shall have no right, interest or ability to receive any payment, benefit or other consideration of any kind under the Severance Plan.  By signing this document I release and discharge the Company from any and all claims, causes of action, demands, lawsuits or other matters of any kind whatsoever, known or unknown, directly or indirectly related to the Severance Plan.

5.                                         Exclusions From Release.  I understand that My Claims released under this Agreement do not include any rights or claims that may arise after the Effective Date of this Agreement (which is that date occurring on the eighth (8th) day after I sign this Agreement, provided that I do not revoke this Agreement as described below).   I understand I do not waive future claims. Also, I further understand that nothing in this Agreement shall in any way adversely affect whatever vested rights I may have to benefits under any retirement or other employee benefit plan or adversely affect my ability to exercise vested stock options as described in paragraph 6, below.  In addition, I acknowledge that this Agreement is not intended to (a) prevent me from filing a charge or complaint including a challenge to the validity of this Agreement, with the EEOC; (b) prevent me from participating in any investigation or proceeding conducted by the EEOC; or (c) establish a condition precedent or other barrier to exercising these rights.  While I have the right to participate in an investigation, I understand that I am waiving my right to any monetary recovery arising from any investigation or pursuit of claim on my behalf.  I acknowledge that I have the right to file a charge alleging a violation of the ADEA with any administrative agency and/or to challenge the validity of the waiver and release of any claim I might have under the ADEA without either: (a) repaying to the Company the amounts paid by it to me or on my behalf under this Agreement; or (b) paying to the Company any other monetary amounts (such as attorney’s fees and/or damages).

6.                                       Company’s Agreement to Make Payment to Me .  In exchange for my release and other promises made by me in this Agreement, the Company agrees that it shall make a separation payment to me in the amount of One Hundred Seventy Thousand Dollars ($170,000), less taxes and other required deductions and withholdings (“Separation Payment”).  I understand that the Separation Payment described above shall be paid to me in a lump sum on the Company’s regular payroll date as soon as practical after all of the following have occurred: (i) the Separation Date has passed; (ii) I have signed and returned the Agreement, and (iii) the seven (7) day revocation period described in this Agreement expires.  In addition, I acknowledge that any unvested Company stock options held by me as of the Separation Date will terminate and be forfeited as of such Separation Date and that any outstanding vested Company stock options held by me as of the Separation Date shall continue to be exercisable by me or my estate for six (6) months following my Separation Date, but in no event later than the expiration date of the stock options as specified in the applicable grant letter.  I acknowledge that the payment described above and the continued limited exercisability of my vested Company stock options constitute full and fair consideration for the release of My Claims, that the Company is not otherwise obligated to make these payments to me, and that they are in addition to any other sums to which I am otherwise due.  I also acknowledge that I have received all other forms of compensation, of whatever kind, that may be due to me by the Company, including, without limitation, amounts earned by me prior to the Separation Date and that I am not entitled to any other payments under any other agreement with the Company, including but not limited to any Stock Option Agreement and the Termination Benefit Agreement.

7.                                       Return of Company Property.  I hereby represent and warrant that I have returned to the Company all of its property that was ever in my possession or control.  This property includes, but is not limited to, financial and other business records, personnel records, office and other keys, directories, computer hardware and software, books, documents, memoranda, and all other records, and copies of all such items.

8.                                       Termination of Relationship.  I acknowledge that my employment has been separated as of the date referenced in the introductory paragraphs to this Agreement.  I further agree not to apply for future employment with the Company, or any of its affiliates or successors.  I acknowledge that neither the Company nor its successors have any obligation, contractual or otherwise, to rehire, reemploy, recall, or hire me in the future.  I understand that this Agreement does not constitute an admission of wrongdoing by any party.

9.                                       Consultation with Attorney.  I acknowledge that the Company has advised me that it is up to me as to whether I consult an attorney prior to signing this Agreement, and that the Company has advised that I should do so.

10.                                 Non-Defamation and Confidentiality. In further consideration of the payments and benefits set forth above, I  agree, consistent with applicable law,  to protect the Company from intrusion into its business by not disclosing to any third-party any confidential information or trade secrets of the Company. Such information includes, but not limited to, confidential information regarding the credit and collection activities of the Company, and information regarding the Company’s employees, services, marketing strategies, business plans,  operations, costs, research and development efforts, technical data and know-how, financial information, internal procedures, forecasts, methods, trade secrets, software programs, project requirements, inventions, trademarks, trade names, and similar information regarding the Company’s business (collectively referred to as “Confidential Information”).  I agree that all such Confidential Information is and shall remain the sole and exclusive property of the Company.  Except as may be expressly authorized by the Company in writing, or as may be required by law after providing due notice thereof to the Company, I agree not to disclose, or cause any other person or entity to disclose, any Confidential Information to any third party as long as such information remains confidential (or as limited by applicable law) and I agree not to make use of any such Confidential Information for my own purpose or for the benefit of any other entity or person.   I agree to refrain from making any defamatory comments to anyone (including, but not limited to, the Company’s customers) concerning the Company, its employees, agents, operations, or plans.   I agree that any inquiries concerning the Company shall be directed to the Personnel Department of Company for response.  In further protection of the interests of the Company, I agree that, as to any matters currently pending, or which arise relating to my employment with the Company, I will cooperate with the Company and its attorneys in connection with any proceeding involving the Company before a court, an administrative agency, governmental organization, or an arbitrator. I further understand that it is an essential and material condition of this Agreement that the existence and terms of this Agreement are to remain strictly confidential and shall not be disclosed by me to any person other than to my attorney, my accountant or my spouse, if any, or as required by law.

11.                                 Violation of Agreement.  If any legal action or other proceeding is brought for the enforcement of this Agreement, the non-breaching party shall be able to recover from the breaching party its reasonable attorney’s fees, court costs and all expenses (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.  In addition, in the event of a violation of the provisions of paragraphs 10 and 16-17 of this Agreement, it is understood that precise calculation of damages may be difficult, but that the Company will suffer significant harm in the event a violation occurs.  Consequently, not as a penalty, but as reasonable approximation of the actual harm incurred, the parties agree to liquidated damages of five thousand dollars ($5,000.00) per violation by me, in addition to any other remedies otherwise available in law or equity.

12.                                 Miscellaneous.  I understand and agree that no provision of this Agreement may be modified, waived or discharged unless a waiver, modification or discharge is agreed to in writing and is signed by the Company and by me.  I understand and agree that no waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement, to be performed by the other party shall be deemed a wavier of similar or dissimilar provision or condition at the same or an any prior or subsequent time.  I understand and agree that this is the entire agreement between me and the Company with regard to the subject matter covered in this Agreement and no agreement or representation, oral or otherwise, express or implied, with respect to the subject matter of this Agreement may be made by either party which are not expressly set for this in this Agreement.

13.                                 Severability.  I understand, and it is my intent, that in the event this Agreement is ever held to be invalid or unenforceable (in whole or in part) as to any particular type of claim or charge or as to any particular circumstances, it shall remain fully valid and enforceable as to all other claims, charges, and circumstances.

14.                                 Applicable Law.  I agree that this Agreement has been made and entered into in the State of Indiana and that it will be governed by and construed in accordance with the laws of the State of Indiana.  I agree that any action in law or in equity brought by either party arising from or in connection with this Agreement or arising from or in connection with the performance by either party of its obligations under this Agreement shall be brought only in the United States District Court for the Southern District of Indiana, Indianapolis Division or the Circuit Court of Howard County, Indiana, and that I consent to the jurisdiction of those courts.

15.                                 Internal Revenue Code Section 409A.

(a)                          All payments to be made to me as a result of my termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Internal Revenue Code (“Code”).  In no event may I, directly or indirectly, designate the calendar year of a payment.

(b)                         Separation/severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the “separation pay exception,” to the maximum extent applicable.  Any payments hereunder that qualify for the “short-term deferral” exception or another exception under section 409A of the Code shall be paid under the applicable exception.

(c)                          Notwithstanding the foregoing or anything to the contrary contained in any other provision of this Agreement, if I am a “specified employee” at the time of my “separation from service” within the meaning of section 409A of the Code, then any payment hereunder designated as being subject to section 409A shall not be made until the first business day after (i) the expiration of six (6) months from the date of my separation from service, or (ii) if earlier, the date of my death (the “Delayed Payment Date”).  On the Delayed Payment Date, there shall be paid to me or, if I have died, to my estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence.

(d)                         The term “specified employee” shall mean any individual who, at any time during the twelve (12) month period ending on the identification date (as determined by the Company or its delegate), is a specified employee under section 409A of the Code, as determined by the Company (or its delegate).  The determination of “specified employees,” including the number and identity of persons considered “specified employees” and identification date, shall be made by the Company (or its delegate) in accordance with the provisions of sections 416(i) and 409A of the Code.

16.                                 Period to Consider Agreement and Expiration of Offer.  As required by the ADEA and the OWBPA, I understand that I have twenty-one (21) calendar days from the day that I receive this Agreement, not counting the day upon which I received it, to consider whether I wish to sign it.  If I sign this Agreement before the end of the twenty-one (21) calendar day period, it will be my personal and voluntary decision to do so.  I also understand that if I fail to deliver this Agreement to the Company within said period of time, it shall expire and be deemed withdrawn by the Company.

17.                                 Right to Revoke Agreement.  I understand that I may revoke this Agreement at any time within seven (7) calendar days after I sign it, not counting the day upon which I sign it. This Agreement will not become effective or enforceable unless and until the seven (7) calendar day revocation period has expired without my revoking it, i.e. on the eighth (8th) calendar day after I sign this Agreement.

18.                                 Procedure to Accept or Revoke.  To accept this Agreement, I must deliver the Agreement, after it has been signed and dated by me, to the Company, by hand or by reliable overnight delivery, and it must be received by the Company within the twenty-one (21) calendar day period that I have to consider this Agreement.  To revoke my acceptance, I must deliver a written, signed statement that I revoke my acceptance to the Company by hand or by reliable overnight delivery and any such notice of revocation must be received by the Company within seven (7) calendar days after I signed the Agreement.  All deliveries shall be made to the Company at the following address, marked “Personal and Confidential”: Jean C. Neel, 1020 West Park Ave., P.O. Box 9013, Kokomo, IN 46904-9013.  If I choose to deliver my acceptance or revocation notice by reliable overnight delivery, it must be received by the above-named individual at the Company within the applicable period stated above.

19.                                 My Representations.  I HAVE READ THIS AGREEMENT CAREFULLY, I HAVE HAD AN ADEQUATE OPPORTUNITY TO CONSULT AN ATTORNEY, AND I UNDERSTAND ALL OF ITS TERMS. IN AGREEING TO SIGN THIS AGREEMENT, I HAVE NOT RELIED ON ANY STATEMENTS OR EXPLANATIONS MADE BY THE COMPANY, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.  I ALSO

UNDERSTAND AND AGREE THAT THIS AGREEMENT CONTAINS ALL OF THE AGREEMENTS BETWEEN THE COMPANY AND ME RELATING TO THE MATTERS INCLUDED IN THIS AGREEMENT.  I ALSO AGREE THAT THIS AGREEMENT MAY BE EXECUTED IN ONE OR MORE COUNTERPARTS, ALL OF WHICH, TAKEN TOGETHER, SHALL CONSTITUTE ONE AND THE SAME AGREEMENT.

Date: January 5, 2009

Printed Name: August A. Cijan

Signature:	/s/ AUGUST A. CIJAN

Witness:
/s/ JEAN NEEL
Signature
Jean Neel
Printed Name

Received and agreed to by Haynes International, Inc. on behalf of itself and all other persons and entities released herein:

By: Jean Neel

/s/ JEAN NEEL
Signature

Date: January 5, 2009